Pricing Supplement                                                                                                                                                                                                                                                                            Filed Pursuant to Rule 424(b)(2)

(To Prospectus dated December 8, 2025,                                                                                                                                                                                Series A Registration Statement Nos. 333-290665 and 333-290665-01

Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY-1 dated December 8, 2025)

September 25, 2026

BofA Finance LLC $9,194,310 Trigger Autocallable Notes

Linked to the Nasdaq-100 Index® Due September 30, 2031 Fully and Unconditionally Guaranteed by Bank of America Corporation
Investment Description

The Trigger Autocallable Notes linked to the Nasdaq-100 Index® (the “Underlying”) due September 30, 2031 (the “Notes”) are senior unsecured obligations issued by BofA Finance LLC (“BofA Finance”), a consolidated finance subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. If the Current Underlying Level is greater than or equal to the Initial Value on any quarterly Observation Date, we will automatically call the Notes and pay you a Call Price equal to the Stated Principal Amount plus a Call Return based on the Call Return Rate, and no further amounts will be owed to you.  The Call Return increases the longer the Notes are outstanding, based on a fixed Call Return Rate per annum, as indicated on page PS-6. If by maturity the Notes have not been automatically called and the Current Underlying Level on the Final Observation Date is less than the Initial Value but greater than or equal to the Downside Threshold, you will receive the Stated Principal Amount. However, if by maturity the Notes have not been automatically called and the Current Underlying Level on the Final Observation Date is less than the Downside Threshold, you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is proportionate to the decline in the closing level of the Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment.

Investing in the Notes involves significant risks.  You may lose a substantial portion or all of your initial investment.  You will not receive dividends or other distributions paid on any stocks included in the Underlying or participate in any appreciation of the Underlying. The contingent repayment of the Stated Principal Amount applies only if you hold the Notes to automatic call or maturity, as applicable.  Any payment on the Notes, including any repayment of the Stated Principal Amount, is subject to the creditworthiness of BofA Finance and the Guarantor and is not, either directly or indirectly, an obligation of any third party.

Features				Key Dates

❑Automatic Call Feature— We will automatically call the Notes for a Call Price equal to the Stated Principal Amount plus a Call Return based on the Call Return Rate if the Current Underlying Level is greater than or equal to the Initial Value on any quarterly Observation Date (beginning approximately twelve months after issuance).  The Call Return increases the longer the Notes are outstanding, based on a fixed Call Return Rate per annum, as indicated on page PS-6.  If the Notes are not automatically called, investors will have full downside market exposure to the Underlying at maturity.

❑Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure—If you hold the Notes to maturity and the Notes have not been automatically called on any Observation Date, including the Final Observation Date, and the Current Underlying Level on the Final Observation Date is equal to or greater than the Downside Threshold, you will receive the Stated Principal Amount of your Notes at maturity. If, however, you hold the Notes to maturity and the Notes have not been automatically called on any Observation Date, including the Final Observation Date, and the Current Underlying Level on the Final Observation Date is less than the Downside Threshold, you will receive less than the Stated Principal Amount of your Notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment.

Any payment on the Notes is subject to the creditworthiness of BofA Finance and the Guarantor.

				Trade Date[1] Issue Date[1] Observation Dates[2] Final Observation Date[2] Maturity Date	September 25, 2026 September 30, 2026 Quarterly, beginning on October 4, 2027 September 25, 2031 September 30, 2031
1See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information. 2See page PS-6 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. BOFA FINANCE IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BOFA FINANCE THAT IS GUARANTEED BY BAC.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT, PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE S-7 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Trigger Autocallable Notes linked to the Nasdaq-100 Index® due September 30, 2031. The Notes are our senior unsecured obligations, guaranteed by BAC, and are offered for a minimum investment of 100 Notes (each Note corresponding to $10.00 in Stated Principal Amount) at the Public Offering Price described below.

Underlying	Call Return Rate	Initial Value	Downside Threshold	CUSIP/ISIN
Nasdaq-100 Index® (Ticker: NDX)	9.60% per annum	30,608.13	22,956.10, which is 75% of the Initial Value (rounded to two decimal places)	09712D655 / US09712D6554

See “Summary” in this pricing supplement. The Notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus.  Any representation to the contrary is a criminal offense. The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank.  The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks.

	Public Offering Price	Underwriting Discount(1)	Proceeds (before expenses) to BofA Finance
Per Note	$10.00	$0.25	$9.75
Total	$9,194,310.00	$229,857.75	$8,964,452.25

(1) The underwriting discount is $0.25 per Note. BofA Securities, Inc. (“BofAS”), acting as principal, has agreed to purchase from BofA Finance, and BofA Finance has agreed to sell to BofAS, the aggregate principal amount of the Notes set forth above for $9.75 per Note. UBS Financial Services Inc. (“UBS”), acting as a selling agent for sales of the Notes, has agreed to purchase from BofAS, and BofAS has agreed to sell to UBS, all of the Notes for $9.75 per Note. UBS will receive an underwriting discount of $0.25 per Note for each Note it sells in this offering.  UBS proposes to offer the Notes to the public at a price of $10.00 per Note.  For additional information on the distribution of the Notes, see “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.

The initial estimated value of the Notes is less than the public offering price. The initial estimated value of the Notes as of the Trade Date is $9.707 per $10 in Stated Principal Amount. See “Summary” on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-7 of this pricing supplement and “Structuring the Notes” on page PS-18 of this pricing supplement for additional information.  The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

UBS Financial Services Inc.BofA Securities

Additional Information about BofA Finance LLC, Bank of America Corporation and the Notes

You should read carefully this entire pricing supplement and the accompanying product supplement, prospectus supplement and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes.  In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.  If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.

The information in the “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.  You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  None of us, the Guarantor, BofAS or UBS is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this pricing supplement and the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

The above-referenced accompanying documents may be accessed at the following links:

♦Product supplement EQUITY-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm

♦Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the full downside market risk of an investment in the Underlying.

♦You understand and accept the risks associated with the Underlying.

♦You are willing to invest in the Notes based on the Downside Threshold indicated on the cover hereof.

♦You believe the Current Underlying Level will be greater than or equal to the Initial Value on any Observation Date.

♦You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦You are willing to hold Notes that will be called on the earliest Observation Date (beginning approximately twelve months after issuance) on which the Current Underlying Level is greater than or equal to the Initial Value.

♦You are willing to make an investment whose positive return is limited to the applicable Call Return, regardless of the potential appreciation of the Underlying, which could be significant.

♦You are willing and able to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.

♦You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the Underlying.

♦You are willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, and understand that if BofA Finance and BAC default on their obligations, you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

The Notes may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that will have the full downside market risk of an investment in the Underlying.

♦You are unwilling to invest in the Notes based on the Downside Threshold specified on the cover hereof.

♦You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.

♦You do not understand or are not willing to accept the risks associated with the Underlying.

♦You do not believe the Current Underlying Level is likely to be greater than or equal to the Initial Value on any Observation Date, exposing you to the full downside performance of the Underlying.

♦You believe that the Current Underlying Level on the Final Observation Date will be less than the Downside Threshold.

♦You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦You are unwilling to hold Notes that will be called on the earliest Observation Date (beginning approximately twelve months after issuance) on which the Current Underlying Level is greater than or equal to the Initial Value.

♦You seek an investment that participates in the full appreciation of the Underlying and whose positive return is not limited to the applicable Call Return.

♦You seek an investment for which there will be an active secondary market.

♦You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the Underlying.

♦You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦You are not willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, including any repayment of the Stated Principal Amount.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “The Underlying” herein for more information on the Underlying. You should also review carefully the “Risk Factors” section herein for risks related to an investment in the Notes.

Summary
Issuer	BofA Finance
Guarantor	BAC
Public Offering Price	100% of the Stated Principal Amount
Stated Principal Amount	$10.00 per Note
Minimum Investment	$1,000 (100 Notes)
Term	Approximately five years, unless earlier automatically called
Trade Date[1]	September 25, 2026
Issue Date[1]	September 30, 2026
Final Observation Date	September 25, 2031
Maturity Date	September 30, 2031
Underlying	Nasdaq-100 Index® (Ticker: NDX)
Automatic Call Feature

The Notes will be automatically called if the Current Underlying Level is greater than or equal to the Initial Value on any Observation Date.

If the Notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per $10.00 Stated Principal Amount equal to the Call Price for the applicable Observation Date.

If the Notes are automatically called, no further payments will be made on the Notes.

Observation Dates	See “Observation Dates, Call Returns, Call Prices and Call Settlement Dates” on page PS-6.
Call Settlement Dates	See “Observation Dates, Call Returns, Call Prices and Call Settlement Dates” on page PS-6.
Call Price	The Call Price will be calculated based on the following formula: $10.00 + applicable Call Return See “Observation Dates, Call Returns, Call Prices and Call Settlement Dates” on page PS-6.
Call Return/Call Return Rate	The Call Return increases the longer the Notes are outstanding and is based on the fixed Call Return Rate of 9.60% per annum, as indicated on page PS-6.
Payment At Maturity (per $10.00 Stated Principal Amount)

If the Notes are not automatically called and the Current Underlying Level on the Final Observation Date is less than the Initial Value but greater than or equal to the Downside Threshold,

we will pay you a cash payment on the Maturity Date that is equal to the Stated Principal Amount.

However, if the Current Underlying Level on the Final Observation Date is less than the Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than the Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return on the Final Observation Date, equal to:

$10.00 × (1 + Underlying Return on the Final Observation Date)

Accordingly, you will lose all or a substantial portion of your Stated Principal Amount at maturity, depending on how significantly the Underlying declines.

Underlying Return	On the Final Observation Date, calculated as follows: Current Underlying Level – Initial Value Initial Value
Downside Threshold	75% of the Initial Value, as specified on the cover page of this pricing supplement.
Initial Value	The closing level of the Underlying on the Trade Date, as specified on the cover page of this pricing supplement.
Current Underlying Level	On any Observation Date, the closing level of the Underlying on that Observation Date.
Calculation Agent	BofAS, an affiliate of BofA Finance.
Selling Agents	BofAS and UBS.
Events of Default and Acceleration

If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Payment at Maturity” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Final Observation Date were the third trading day prior to the date of acceleration, except that if on the deemed Final Observation Date the Current Underlying Level is greater than or equal to the Initial Value, payment will be made as described under the caption “—Automatic Call Feature” above with reference to the scheduled Observation Date immediately following the deemed Final Observation Date. The calculation agent shall prorate the period of time elapsed between the issue date of the Notes and the date of acceleration.  In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

1. See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.

Investment Timeline

Trade Date	The closing level of the Underlying (the Initial Value) is observed, the Call Returns/ Call Return Rate are set and the Downside Threshold is determined.

Quarterly, beginning October 4, 2027

The Current Underlying Level will be determined on each Observation Date.

The Notes will be automatically called if the Current Underlying Level is greater than or equal to the Initial Value on any Observation Date.

If the Notes are automatically called on any Observation Date, we will pay you on the related Call Settlement Date (or the Maturity Date, in the case of the Final Observation Date) the Call Price for the applicable Observation Date, equal to the Stated Principal Amount plus the applicable Call Return (as indicated on page PS-6).

If the Notes are automatically called, no further payments will be made on the Notes.

Maturity Date (if not previously automatically called)

If the Notes are not automatically called and the Current Underlying Level on the Final Observation Date is less than the Initial Value but greater than or equal to the Downside Threshold, we will pay you a cash payment on the Maturity Date that is equal to the Stated Principal Amount.

However, if the Current Underlying Level on the Final Observation Date is less than the Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than the Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return on the Final Observation Date, equal to:

$10.00 × (1 + Underlying Return on the Final Observation Date)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT.  THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO AUTOMATIC CALL OR MATURITY, AS APPLICABLE. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF BOFA FINANCE AND THE GUARANTOR.

Observation Dates, Call Returns, Call Prices and Call Settlement Dates

Observation Dates[1]	Call Returns (Per $10 Stated Principal Amount, based on the Call Return Rate of 9.60% per annum)	Call Prices (Per $10 Stated Principal Amount)	Call Settlement Dates
October 4, 2027	9.600% of the Stated Principal Amount	$10.9600	October 6, 2027
December 27, 2027	12.000% of the Stated Principal Amount	$11.2000	December 29, 2027
March 27, 2028	14.400% of the Stated Principal Amount	$11.4400	March 29, 2028
June 26, 2028	16.800% of the Stated Principal Amount	$11.6800	June 28, 2028
September 25, 2028	19.200% of the Stated Principal Amount	$11.9200	September 27, 2028
December 26, 2028	21.600% of the Stated Principal Amount	$12.1600	December 28, 2028
March 26, 2029	24.000% of the Stated Principal Amount	$12.4000	March 28, 2029
June 25, 2029	26.400% of the Stated Principal Amount	$12.6400	June 27, 2029
September 25, 2029	28.800% of the Stated Principal Amount	$12.8800	September 27, 2029
December 26, 2029	31.200% of the Stated Principal Amount	$13.1200	December 28, 2029
March 25, 2030	33.600% of the Stated Principal Amount	$13.3600	March 27, 2030
June 25, 2030	36.000% of the Stated Principal Amount	$13.6000	June 27, 2030
September 25, 2030	38.400% of the Stated Principal Amount	$13.8400	September 27, 2030
December 26, 2030	40.800% of the Stated Principal Amount	$14.0800	December 30, 2030
March 25, 2031	43.200% of the Stated Principal Amount	$14.3200	March 27, 2031
June 25, 2031	45.600% of the Stated Principal Amount	$14.5600	June 27, 2031
September 25, 2031	48.000% of the Stated Principal Amount	$14.8000	September 30, 2031

1 The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates" on page PS-18 of the accompanying product supplement”.

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus identified on page PS-2 above.

Structure-related Risks

♦The Notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Notes, regardless of the extent to which the Current Underlying Level exceeds the Initial Value.

♦Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called and the Current Underlying Level on the Final Observation Date is less than the Downside Threshold, at maturity, you will lose 1% of the Stated Principal Amount for each 1% that the Current Underlying Level on the Final Observation Date is less than the Initial Value. In that case, you will lose a significant portion or all of your investment in the Notes.

♦The appreciation potential of the Notes is limited. Your potential total return on the Notes is limited to the applicable Call Return, which will only be received if the Notes are automatically called. Because the Call Return increases the longer the Notes have been outstanding and because the Notes could be called as early as approximately twelve months after the Issue Date, you may not receive the higher Call Return associated with a later Observation Date. You will not participate in any potential appreciation of the Underlying even though you may be subject to the full downside performance of the Underlying. As a result, the return on an investment in the Notes may be significantly less than the return on a hypothetical direct investment in the stocks included in the Underlying. Furthermore, if the Notes are automatically called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

♦The limited downside protection provided by the Downside Threshold applies only upon an automatic call or at maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to an automatic call, you may have to sell them at a loss relative to your initial investment even if the level of the Underlying at that time is equal to or greater than the Downside Threshold. All payments on the Notes are subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

♦The Payment at Maturity and the determination as to whether the Notes will be automatically called will not reflect the levels of the Underlying other than on the Observation Dates. The levels of the Underlying during the term of the Notes other than on the Observation Dates will not affect payments on the Notes or the determination as to whether the Notes will be automatically called. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying while holding the Notes, as the performance of the Underlying may influence the market value of the Notes. The calculation agent will determine whether the Notes are automatically called or will calculate the Payment at Maturity, as applicable, by comparing only the Initial Value or the Downside Threshold, as applicable, to the Current Underlying Level. No other levels of the Underlying will be taken into account. As a result, the Notes will not be automatically called if the Current Underlying Level is less than the Initial Value on each Observation Date, even if the level of the Underlying was always above the Initial Value on each other day during the term of the Notes. Similarly, if the Notes are not automatically called and the Current Underlying Level on the Final Observation Date is less than the Downside Threshold, you will receive less than the Stated Principal Amount at maturity, even if the level of the Underlying was always above the Downside Threshold prior to the Final Observation Date.

♦Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.  Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date.  As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Call Return Rate may be less than the yield on a conventional debt security of comparable maturity.

♦Any payment on the Notes is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes. The Notes are our unsecured senior debt securities.  Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor.  The Notes are not guaranteed by any entity other than the Guarantor.  As a result, your receipt of all payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the Current Underlying Level as compared to the Downside Threshold or Initial Value, as applicable.  No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the applicable payment date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the Notes and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes.  However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

♦We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation- and Market-related Risks

♦The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Trade Date by reference to our and our affiliates' pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the Underlying, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Notes" below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

♦The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying, our and BAC’s creditworthiness and changes in market conditions.

♦The price of the Notes that may be paid by BofAS in any secondary market (if BofAS makes a market, which it is not required to do), as well as the price which may be reflected on customer account statements, will be higher than the then-current estimated value of the Notes for a limited time period after the Trade Date. As agreed by BofAS and UBS, for approximately an eight-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time.  The amount of this excess, which represents a portion of the hedging-related charges expected to be realized by BofAS and UBS over the term of the Notes, will decline to zero on a straight line basis over that eight-month period.  Accordingly, the estimated value of your Notes during this initial eight-month period may be lower than the value shown on your customer account statements.  Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying and the remaining term of the Notes.  However, none of us, the Guarantor, BofAS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

♦We cannot assure you that a trading market for your Notes will ever develop or be maintained.  We will not list the Notes on any securities exchange.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on the Guarantor’s financial performance and other factors, including changes in the levels of the Underlying. The number of potential buyers of your Notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the Notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the Notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the Notes. Any price at which BofAS may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market. In addition, if at any time BofAS were to cease acting as a market-maker as to the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.

♦Economic and market factors have affected the terms of the Notes and may affect the market value of the Notes prior to maturity or an automatic call. Because market-linked notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or an automatic call. These factors include the levels of the Underlying and the securities included in the Underlying; the volatility of the Underlying and the securities included in the Underlying; the dividend rate paid on the securities included in the Underlying, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the Underlying is currently or has been less than the Downside Threshold; the availability of comparable instruments; the creditworthiness of BofA Finance, as issuer, and BAC, as guarantor; and the then current bid-ask spread for the Notes and the factors discussed under “— Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value” below. These factors are unpredictable and interrelated and may offset or magnify each other.

♦Greater expected volatility generally indicates an increased risk of loss. Volatility is a measure of the degree of variation in the levels of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that the Notes will not be automatically called and that you may lose a significant portion or all of the Stated Principal Amount at maturity. In addition, the economic terms of the Notes, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Call Return Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. However, the Underlying’s volatility can change significantly over the term of the Notes and a relatively higher Call Return Rate and/or a lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of being automatically called. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant portion or all of your initial investment.

Conflict-related Risks

♦Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may buy or sell the securities held by or included in the Underlying, or futures or options contracts on the Underlying or those securities, or other listed or over-the-counter derivative instruments linked to the Underlying or those securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying. We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including BofAS, and UBS and its affiliates also may enter into hedging transactions relating to other Notes or instruments, some of which may have returns calculated in a manner related to that of the Notes offered hereby. We or UBS may enter into such hedging arrangements with one of our or their affiliates. Our affiliates or their affiliates may enter into additional hedging transactions with other parties relating to the Notes and the Underlying. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates and UBS and its affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. While we, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may from time to time own securities represented by the Underlying, except to the extent that BAC’s or UBS Group AG’s (the parent company of UBS) common stock may be included in the Underlying, as applicable, we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates do not control any company included in the Underlying, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. The transactions described above may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.

The transactions described above may adversely affect the value of the Underlying in a manner that could be adverse to your investment in the Notes. On or before the Trade Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and UBS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Notes) may have adversely affected the value of the Underlying. Consequently, the value of the Underlying may change subsequent to the Trade Date, adversely affecting the market value of the Notes. In addition, these activities may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may purchase or otherwise acquire a long or short position in the Notes, the Underlying or the securities represented by the Underlying and may hold or resell the Notes, the Underlying or the securities represented by the Underlying. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the value of the Underlying, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

♦There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

♦The Notes are subject to the market risk of the Underlying. The return on the Notes, which may be negative, is directly linked to the performance of the Underlying and indirectly linked to the value of the securities included in the Underlying. The level of the Underlying can rise or fall sharply due to factors specific to the Underlying and the securities included in the Underlying and the issuers of such securities, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

♦The Notes are subject to risks associated with foreign securities markets. The NDX includes certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the NDX may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦Governmental regulatory actions could result in material changes to the composition of the NDX and could negatively affect your return on the Notes. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the NDX, depending on the nature of such governmental regulatory actions and the constituent stocks that are affected. For instance, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to such securities. If any governmental regulatory action results in the removal of constituent stocks that have (or historically have had) significant weights within the NDX, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the NDX and, therefore, your return on the Notes.

♦The publisher of the Underlying may adjust the Underlying in a way that affects its levels, and the publisher has no obligation to consider your interests. The publisher of the Underlying can add, delete, or substitute the components included in the Underlying or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks

♦The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain.  Under the terms of the Notes, you will have agreed with us to treat the Notes as single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.”  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 Stated Principal Amount Note with the following assumptions* (amounts may have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes):

♦Stated Principal Amount: $10

♦Term: Approximately 5 years, unless earlier automatically called

♦Hypothetical Initial Value: 100

♦Call Return Rate: 9.60% per annum

♦Call Returns/Call Prices: As set forth on page PS-6 of this pricing supplement

♦Observation Dates: Quarterly, beginning approximately twelve months after issuance, as set forth on page PS-6 of this pricing supplement

♦Hypothetical Downside Threshold: 75.00, which is 75% of the hypothetical Initial Value

*The hypothetical Initial Value and Downside Threshold do not represent the actual Initial Value and Downside Threshold, respectively, applicable to the Underlying. The actual Initial Value and Downside Threshold are specified on the cover page of this pricing supplement. All payments on the Notes are subject to issuer and guarantor credit risk.

Example 1 — The Current Underlying Level is greater than the Initial Value on the First Observation Date; the Notes are called

Current Underlying Level on first Observation Date:	110 (greater than the Initial Value)
Call Price per Note:	$10.00 + applicable Call Return $10.00 + $0.96 =$10.96

The Current Underlying Level on the first Observation Date is greater than the Initial Value. The Notes would be automatically called on the first Observation Date and we would pay you on the applicable Call Settlement Date a Call Price of $10.96 per Note (for a 9.60% total return on the Notes).

Example 2 — The Current Underlying Level is less than the Initial Value on the first Observation Date, but is greater than the Initial Value on the second Observation Date; the Notes are called

Current Underlying Level on first Observation Date:	85 (less than the Initial Value)
Current Underlying Level on second Observation Date:	115 (greater than the Initial Value)
Call Price per Note:	$10.00 + applicable Call Return $10.00 + $1.20 =$11.20

The Current Underlying Level on the first Observation Date is less than the Initial Value, and as a result the Notes are not automatically called following the first Observation Date.  On the second Observation Date, the Current Underlying Level is greater than the Initial Value. The Notes would be automatically called on the second Observation Date and we would pay you on the applicable Call Settlement Date a Call Price of $11.20 per Note (for a 12.00% total return on the Notes).

Example 3 — Notes are NOT automatically called and the Current Underlying Level on the Final Observation Date is above the Downside Threshold

Current Underlying Level on first Observation Date:	90 (less than the Initial Value)
Current Underlying Level on second through sixteenth Observation Dates:	80 (less than the Initial Value)
Current Underlying Level on Final Observation Date:	95 (less than the Initial Value; greater than the Downside Threshold)
Payment At Maturity (per Note):	$10.00

The Current Underlying Level on each Observation Date, including the Final Observation Date, is less than the Initial Value, and as a result the Notes are not automatically called following any of the Observation Dates. Because the Notes are not automatically called and the Current Underlying Level on the Final Observation Date is greater than the Downside Threshold, at maturity, investors will receive the Stated Principal Amount.

Example 4 — Notes are NOT automatically called and the Current Underlying Level on the Final Observation Date is below the Downside Threshold

Current Underlying Level on first Observation Date:	90 (less than the Initial Value)
Current Underlying Level on second through sixteenth Observation Dates:	80 (less than the Initial Value)
Current Underlying Level on Final Observation Date:	30 (less than the Initial Value; less than the Downside Threshold)
Payment At Maturity (per Note):	$10.00 × [1 + Underlying Return on the Final Observation Date] $10.00 × [ 1 + -70.00%] =$3.00

The Current Underlying Level on each Observation Date, including the Final Observation Date, is less than the Initial Value, and as a result the Notes are not automatically called following any of the Observation Dates. Because the Notes are not automatically called and the Current Underlying Level on the Final Observation Date is less than the Downside Threshold, at maturity, investors are exposed to the downside performance of the Underlying and you will receive $3.00 per Note, which reflects the percentage decrease in the level of the Underlying from the Trade Date to the Final Observation Date (for a -70.00% total return on the Notes).

The Underlying

All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Nasdaq, Inc., the sponsor of the NDX. We refer to Nasdaq, Inc. as the “Underlying Sponsor.” The Underlying Sponsor, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying. The consequences of the Underlying Sponsor discontinuing publication of the Underlying are discussed in “Description of the Notes—Discontinuance of an Index” in the accompanying product supplement.  None of us, the Guarantor, the calculation agent, or either Selling Agent accepts any responsibility for the calculation, maintenance or publication of the Underlying or any successor index.

None of us, the Guarantor, the Selling Agents or any of our or their respective affiliates makes any representation to you as to the future performance of the Underlying.

You should make your own investigation into the Underlying.

The Nasdaq-100 Index®

The NDX is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on NASDAQ based on market capitalization. The NDX reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies.

The NDX began trading on January 31, 1985 at a base value of 125.00. The NDX is calculated and published by Nasdaq, Inc. In administering the NDX, Nasdaq, Inc. will exercise reasonable discretion as it deems appropriate.

Underlying Stock Eligibility Criteria

NDX eligibility is limited to specific security types only. The security types eligible for the NDX include foreign or domestic common stocks, ordinary shares, ADRs and tracking stocks. Security types not included in the NDX are closed-end funds, convertible debt securities, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units, and other derivative securities. The NDX does not contain securities of investment companies. For purposes of the NDX eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Initial Eligibility Criteria

To be eligible for initial inclusion in the NDX, a security must meet the following criteria:

•the security’s U.S. listing must be primarily listed on a U.S. Nasdaq-affiliated exchange;

•the security must be of a non-financial company;

•the security may not be issued by an issuer currently in bankruptcy proceedings;

•the security must have a minimum three-month average daily traded value of at least $5 million;

•the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NDX;

•the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•the security generally must have been listed and available for trading for at least three full calendar months, not including the month of initial listing, on any U.S. Nasdaq-affiliated exchange, New York Stock Exchange (the “NYSE”), NYSE American or CBOE BZX. Eligibility is determined as of the constituent selection reference date, and includes that month. A security that was added to the index as the result of a spin-off event will be exempt from the seasoning requirement.

oA security that is not already an index constituent may be added to the Nasdaq-100 Index® on an expedited basis if its full market capitalization ranks within the top 40 current index constituents. A fast entry inclusion will not require the removal of another security, and may temporarily increase the constituent count to more than 100.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the NDX, the following criteria apply:

•the security’s U.S. listing must be primarily on a U.S. Nasdaq-affiliated exchange;

•the security must be of a non-financial company;

•the security may not be issued by an issuer currently in bankruptcy proceedings;

•the security must have a minimum three-month average daily traded value of at least $5 million; and

•the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Computation of the NDX

The value of the NDX equals the aggregate value of the NDX share weights (the “NDX Shares”) of each of the NDX securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the NDX. If trading in an NDX security is halted while the market is open, the last traded price for that security is used for all NDX computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used. The formula for determining the NDX value is as follows:

The NDX is ordinarily calculated without regard to cash dividends on NDX securities. The NDX is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing level of the NDX may change up until 17:15:00 ET due to corrections to the last sale price of the NDX securities. The official closing value of the NDX is ordinarily disseminated at 17:16:00 ET.

NDX Maintenance

Changes to NDX Constituents

Changes to the NDX constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that an NDX security issuer no longer meets the criteria for continued inclusion in the NDX, or is otherwise determined to have become ineligible for continued inclusion in the NDX, it is replaced with the largest market capitalization issuer not currently in the NDX that meets the applicable eligibility criteria for initial inclusion in the NDX.

Ordinarily, a security will be removed from the NDX at its last sale price. However, if at the time of its removal the NDX security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the NDX security may, in Nasdaq, Inc.’s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the NDX security after the close of the market but prior to the time the official closing value of the NDX is disseminated.

Divisor Adjustments

The divisor is adjusted to ensure that changes in the NDX constituents either by corporate actions (that adjust either the price or shares of an NDX security) or NDX participation outside of trading hours do not affect the value of the NDX. All divisor changes occur after the close of the applicable index security markets.

Quarterly NDX Rebalancing

The NDX will be rebalanced on a quarterly basis if it is determined that (1) the current weight of the single NDX security with the largest market capitalization is greater than 24.0% of the NDX or (2) the collective weight of those securities whose individual current weights are in excess of 4.5% exceeds 48.0% of the NDX. In addition, a “special rebalancing” of the NDX may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the NDX. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.

If the first weight distribution condition is met and the current weight of the single NDX security with the largest market capitalization is greater than 24.0%, then the weights of all securities with current weights greater than 1.0% (“large securities”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NDX security reaches 20.0%.

If the second weight distribution condition is met and the collective weight of those securities whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NDX, then the weights of all  such large securities in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.

The aggregate weight reduction among the large securities resulting from either or both of the rebalancing steps above will then be redistributed to those securities with weightings of less than 1.0% (“small securities”) in the following manner. In the first iteration, the weight of the largest small security will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by the same factor reduced in relation to each security’s relative ranking among the small securities such that the smaller the NDX security in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NDX.

In the second iteration of the small security rebalancing, the weight of the second largest small security, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NDX weight of 1.0%. The weights of each of the smaller remaining small securities will be scaled up by this same factor reduced in relation to each security’s relative ranking among the small securities such that, once again, the smaller the security in the ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among the small securities equals the aggregate weight reduction among the large securities that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.

Finally, to complete the rebalancing process, once the final weighting percentages for each NDX security have been set, the NDX Shares will be determined anew based upon the last sale prices and aggregate capitalization of the NDX at the close of trading on the last calendar day in February, May, August and November. Changes to the NDX Shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the NDX. Ordinarily, new rebalanced NDX Shares will be determined by applying the above procedures to the current NDX Shares. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the NDX components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.

During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the NDX from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.

Adjustments for Corporate Actions

Changes in the price and/or NDX Shares driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The NDX Shares are derived from the security’s total shares outstanding. The NDX Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.

Historical Performance of the NDX

The following graph sets forth the daily historical performance of the NDX in the period from January 2, 2021 through the Trade Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the NDX’s Downside Threshold of 22,956.10 (rounded to two decimal places), which is 75% of the NDX’s Initial Value of 30,608.13.

This historical data on the NDX is not necessarily indicative of the future performance of the NDX or what the value of the Notes may be. Any historical upward or downward trend in the level of the NDX during any period set forth above is not an indication that the level of the NDX is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the levels of the NDX.

License Agreement

The Notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc. with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NDX to track general stock market performance. The Corporations’ only relationship to our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Licensee”) is in the licensing of the NASDAQ®, OMX®, NASDAQ OMX®, and NDX registered trademarks, and certain trade names of the Corporations or their licensor and the use of the NDX which is determined, composed and calculated by Nasdaq, Inc. without regard to Licensee or the Notes. Nasdaq, Inc. has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the NDX. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, an affiliate of BofA Finance and the lead selling agent for the sale of the Notes, will receive an underwriting discount of $0.25 for any Note sold in this offering.  UBS, as selling agent for sales of the Notes, has agreed to purchase from BofAS, and BofAS has agreed to sell to UBS, all of the Notes sold in this offering for $9.75 per Note.  UBS proposes to offer the Notes to the public at a price of $10.00 per Note.  UBS will receive an underwriting discount of $0.25 for each Note it sells to the public.  The underwriting discount will be received by UBS and its financial advisors collectively.  If all of the Notes are not sold at the initial offering price, BofAS may change the public offering price and other selling terms.

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as lead selling agent in the distribution of the Notes.  Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121.  BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus, for offers and sales in secondary market transactions and market-making transactions in the Notes.  However, they are not obligated to engage in such secondary market transactions and/or market-making transactions.  These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

As agreed by BofAS and UBS, for approximately an eight-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess will decline on a straight line basis over that period. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying and the remaining term of the Notes. However, none of us, the Guarantor, BofAS, UBS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs.  At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

Sales Outside of the United States

The Notes have not been approved for public sale in any jurisdiction outside of the United States.  There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, or by UBS or any of its affiliates, to offer the Notes in any jurisdiction other than the United States.  As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:

●Australia

●Barbados

●Belgium

●Crimea

●Cuba

●Curacao Sint Maarten

●Gibraltar

●Indonesia

●Iran

●Italy

●Malaysia

●New Zealand

●North Korea

●Russia

●Syria

●Venezuela

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-70 of the accompanying prospectus supplement.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlying.  The related guarantees are BAC’s obligations.  Any payments on the Notes, including any Call Price, depend on the credit risk of BofA Finance and BAC and on the performance of each of the Underlying.  The economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing and are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked Notes, and the economic terms of certain related hedging arrangements it enters into.  BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charges described elsewhere in this pricing supplement, reduced the economic terms of the Notes to you and the initial estimated value of the Notes.  Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the Trade Date.

On the cover page of this pricing supplement, we have provided the initial estimated value of the Notes as of the Trade Date.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Notes and the hedging arrangements.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements.  Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-7 above and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes.  Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as single financial contracts with respect to the Underlying and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as single financial contracts with respect to the Underlying. This discussion assumes that the Notes constitute single financial contracts with respect to the Underlying for U.S. federal income tax purposes.  If the Notes did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts.  No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment.  Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether the issuer of a component stock included in the Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code.  If the issuer of one or more component stocks included in the Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the component stocks included in the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in the Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized  and the U.S. Holder’s tax basis in the Notes.  A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes.  In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments.  If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance.  In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.”  This Notice addresses instruments such as the Notes.  According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity.  It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

Because the Underlying is an index that periodically rebalances, it is possible that the Notes could be treated as a series of single financial contracts, each of which matures on the next rebalancing date.  If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each rebalancing date in return for new Notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such date.

Non-U.S. Holders

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.  Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder.  Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2029. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate.  As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax.  Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.